Exhibit 23.1

Our Ref: 3170/2005/GEN/AFGCO04F

29 June 2005

The Board of Directors

ChipMOS TECHNOLOGIES (Bermuda) LTD.

No.1, R&D Road 1

Hsinchu Science Park

Hsinchu

Republic of China

Attention: Mr. S.J. Cheng

Dear Sirs,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-85290 of ChipMOS TECHNOLOGIES (Bermuda) LTD. on Form S-8 of our report dated April 1, 2005, appearing in this Annual Report on Form 20-F of ChipMOS TECHNOLOGIES (Bermuda) LTD. for the year ended December 31, 2004 (the “Annual Report”). We also consent to the inclusion of our report in the Annual Report.

Yours faithfully,

/s/ Moore Stephens

Moore Stephens

Certified Public Accountants

Hong Kong

A member of Moore Stephens International Limited members in principal cities throughout the world